INTERIM EMPLOYMENT AGREEMENT


         The undersigned Bernadette Suckel of 12 Charmony, Laguna Niguel, CA 92677 (hereafter "Employee") and Klever Marketing, Inc. , a Utah corporation, having its principal business address at 3785 South 7th East, Suite 230, Salt Lake City, UT 84106 (hereafter "Employer") make and enter this employment agreement as of this 10th day of November, 2006. Both employer and employee agree that the term "Parties" refers to the Employer and Employee when collectively referenced in this Agreement. This is a preliminary contract
(hereafter "the or this Agreement") which the parties agree shall cover all recited aspects of employment until or unless superceded by a more definitive agreement as contemplated between the Parties. It is further understood and agreed that any definitive agreement shall not alter the primary terms stated in this Agreement, unless mutually agreed upon by the Parties. Both Parties further consent and agree that this Agreement, as a preliminary agreement, shall be prepared in outline form and any third party interpreting or applying this Agreement shall have broad authority to apply and construe the Agreement to achieve the perceived intent of the Parties and that the Agreement shall be construed and applied in accordance with Utah law:

1.0 Consideration. This Agreement is supported by the consideration to the Employee as earned and to be earned; and, independently, by the mutual covenants and agreements contained herein.

2.0 Current Services. Commencing November1, 2006 Employee will be deemed to provide services to Employer under a five month employment contract as set out in this Agreement. Employee agrees that during the regular employment term she will devote an average of 20-25 hours each week of her professional abilities to the management of Employer and to provide general management and assist the President in procuring financing and providing general operation of the Employer as its Interim Chief Operating Officer (COO). Employee shall avoid all customary and standard adverse interests or conflicts of interest during or after the period of his services to Employer. Employee will not during or after the term of this Agreement engage in any economic or competitive use of Employer's technology or proprietary information unless specifically agreed to in writing by Employer.

3.0  Terms of Employment. The specific terms of employment are as follows:

Fixed Salary & Costs

         3.1 Employee will be paid by Employer a gross salary of Five Thousand Dollars ($5,000) per month commencing in November, 2006 and paid through March, 2007 with $2,500 paid by the 5th of each month and the balance of $2,500 by the 20th day of each month. If such payment is not made by the due date, Employee shall cease providing the services described in section 2.0 on the day after the due date. Employee shall not resume providing services until payment for all then past due and current amounts are made.


         3.2 The five month base employment agreement shall be non-revocable for Employer, except for non-performance or material breach by the Employee. However, Employee may terminate the agreement on 14 fourteen days prior written notice to the Employer. The base employment agreement, shall be renewable for consecutive like periods and terms as the parties mutually agree.

         3.3 Employee agrees to pay and discharge all required self employment taxes from such gross salary and to acquire and pay any medical/dental benefits he may elect without further charge to the Employer. Both parties agree the gross salary, including deferred gross salary, constitutes the full monetary consideration and there shall be no claims or entitlement under this Agreement for retirement or disability pay, vacation or sick leave pay or related types of employee bonuses or benefits. Employee also agrees to waive all rights to Workman's Compensation Insurance or claims and /or any Utah State or other government requirements on behalf of the Employer to provide such insurance pay-in, premiums or coverage.

         3.4 Employer will pay upon timely prior notice, or otherwise reimburse Employee, for all pre-approved expenses for, but not necessarily limited to, travel, cell and office telephone and supplies. No pre-approval will be required for each month's expenses not aggregating more than $250.00. Submitted expenses shall be paid in full within one week of submission.

Additional Share Compensation

         3.5 In addition to the gross salary described by paragraph 3.1, above, Employee shall earn restricted common stock of Employer for her services at the rate of 70,000 shares issued to Employee for each month she remains employed by Employer under this Agreement to a maximum of three hundred fifty thousand shares (350,000). The shares subject to this paragraph will be issued by the 10th day of the month following the month in which earned and commencing on December 10, 2006. The actual number of shares earned and vested shall be pro rated on a daily basis in the event of termination during any month of employment.

Conditional Cash or Stock Option Bonuses

         3.6 In addition to the fixed cash payments and deferred stock consideration described by the preceding paragraphs, 3.1 & 3.5, Employee may earn additional cash bonuses in the event that the Employer receives equity capital financing of not less than one million dollars ($1,000,000) cumulatively during the term of employment described by this Agreement and the benchmarks described in paragraph 3.8 are realized. In the event the cash bonus cannot be paid because the required equity financing is not raised, then Employee shall be entitled to the alternative stock option in the event the following benchmark conditions are met under paragraph 3.8.

         3.7 The total shares which may be subject to the Employee alternative stocks option are described below, up to 400,000 restricted common shares, exercisable solely at the option of Employee at twenty-five cents ($0.25) per share for thirty months from the date issued. The options, or any rights arising therein, as restricted securities may only be assigned or transferred upon consent of the Employer, as the issuer, to the extent necessary to preclude further distribution of such securities. The securities issued will bear a standard restrictive legend and Employee represents he will not acquire such securities for distribution or resale, but for investment purposes only.

         3.8 The conditional cash bonus payment or alternative options are to be issued and vest as earned, but only upon the occurrence of one or more of the following conditions in or to Employer:

         (a) Board of Employer approving an acceptable "resolution" of all current relationships with Fujitsu Electronics and/or by entering a new strategic development agreement. Fifteen thousand dollars cash bonus ($15,000); or option for 60,000 shares vested in Employee.

         (b) Board of Employer certifying that Employer realizes improved financial condition, including Balance Sheet and resolution of AP legal issues, by March 31, 2007 as measured from the date of this Agreement. Ten thousand dollars cash bonus ($10,000); or option for 40,000 shares vested in Employee.

         (c) Board approves and published three year business plan, but containing alternative exit strategy or strategies by March 31, 2007. Ten thousand dollars cash bonus ($10,000); or option for 40,000 shares vested in Employee.

         (d) Board of Employer approving a documented patent and other intellectual property protection, defense or extension plan (patent roadmap), assuming that required legal counsel is engaged, notice given with regard to protecting the patent rights, and other patent related actions taken and/or accommodated as necessary to ensure progress under this provision. Ten thousand dollars cash bonus ($10,000); or option for 40,000 shares vested in Employee.

         (e) Board of Employer approving documented and comprehensive "partnership" or "strategic venture" plan to complete development, join marketing and joint sales of product and/or technology. Ten thousand dollars cash bonus ($10,000); or option for 40,000 shares vested in Employee.

         (f) Board of Employer approves operation of "showcase store" and/or equivalent retailer deployment. Fifteen thousand dollars cash bonus ($15,000); or option for 60,000 shares vested in Employee.

         (g) Board of Employer approves consensual merger or acquisition plan, subject to shareholder vote, through efforts of Employee with a third party. Thirty thousand dollar cash bonus ($30,000); or option for 120,000 shares vested in Employee; provided that option is agreed to and stated in Plan of Merger or Acquisition.

Miscellaneous Terms

         3.9 Employee during the period of employment will serve on the Board of Directors of Employer, subject to all regular rights, prerogatives, elections and limitations as set-out in the By-Laws. Employee is deemed appointed as an interim Director upon the execution of this Agreement and the addition of Employee's name to the D & O insurance of Employer now in effect. The employer expressly and through its By-Laws herein indemnifies employee against any and all actions or consequences arising from any and all previous decisions, transaction, agreements, employee actions or any activities which result in any legal, criminal, financial, institutional and/or shareholder litigation, actions, fines, fees, awards, charges or any and all consequences related thereto.

         3.10 The parties contemplate negotiating a three year full-time employment contract to supersede this Agreement by the end of March, 2007.
Provided, however, the failure to draft or successfully negotiate such replacement agreement shall not novate any terms of this Agreement or release any party as to rights or obligations.


4.0 Term of Options and Subordination. All options granted under this Agreement shall expire if not exercised in a period of thirty (30) months from vesting and may be subordinated to any required institutional financing for Employer.

5.0 8-K Filing. Upon the execution of this Agreement, the Employer will file a standard required 8-K report and issue a conforming press release describing the terms of employment.

6.0 Employment Goals. Employee agrees and understands that her services to the Employer will be consistent with standard and customary duties of a COO, as defined and limited in the By-Laws of the Employer and as specifically prescribed by the Board of Directors within the limitations of this paragraph. Within these general limitations and obligations, the Employee agrees to accept and discharge the following initial set of priorities for the Employer:

         6.1 Work with the Board, other management members and independent consultants and agents of the Employer, as necessary, to formulate a plan of financing and to obtain interim funding with a primary objective in an amount of not less than $6.5 M during the initial employment term.

         6.2 Work with the President to complete negotiations with Fujistu Corporation, including any subsidiary, agent and/or contractors, to attempt to revise the original working agreement to fit present realities and with an objective to complete one or more store outlets using the technology of the Employer.

         6.3 Work on completing and implementing a business and financing plan.

         6.4 Work with legal counsel and other experts on patent issues and protection and enhancement of Employer's technology base.

         6.5 Work with legal counsel and other experts to establish uniform standards and procedures, including disclosure documents, to be employed by Klever Marketing in the issuance of securities by Klever Marketing either as registered offerings or under claim of exemption.

         6.6 Work with legal counsel and other experts to devise proposal for settlement of outstanding claims and lawsuits for Board approval.

7.0 Applicable Law. This Agreement shall be applied and construed in accord with Utah law and any action which may be brought to enforce its term shall be brought in a court of general jurisdiction in Salt Lake County, Utah.

8.0 Authority of Signator. The Employer represents that its undersigned officer is fully and duly authorized to execute this Agreement for the Employer by its Board of Directors. This Agreement constitutes a fully integrated contract and shall not be subject to parole evidence and may only be amended or modified in a writing between the Parties.

9.0 Review by Legal Counsel. Both Parties represent this Agreement has been reviewed by their independent legal counsel or they have knowingly waived such review.

10.0 Shareholder Ratification. All Stock Options created and to be granted under this Agreement may be subject to subsequent shareholder ratification.


Dated the day and date first above written.



Employee:                                            Employer:

/s/                                                  /s/
-------------------                                  -------------------
Bernadette Suckel                                    Klever Marketing, Inc.
                                                     By John Zaccheo, its acting
                                                     President.